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                                                                     EXHIBIT 12



                              TRIMAS CORPORATION
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (Dollar Amounts in Thousands)



                                            For the years ended December 31,
                                        ---------------------------------------
                                          1996           1995            1994
                                        --------       --------        --------


Earnings:

        Income before income taxes      $100,590       $ 91,840        $ 83,500
        Fixed charges                     11,850         14,570          13,900
                                        --------       --------        --------

        Earnings before fixed charges   $112,440       $106,410        $ 97,400
                                        ========       ========        ========

Fixed charges:

        Interest                        $ 11,180       $ 13,870        $ 13,170
        Portion of rental expense            910            900             870
                                        --------       --------        --------

        Fixed charges                   $ 12,090       $ 14,770        $ 14,040
                                        ========       ========        ========


Ratio of earnings to fixed charges           9.3            7.2             6.9